As filed with the Securities and Exchange Commission on July 28, 2004

Registration No. 333- 117084

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SmartBargains, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	5999 (Primary Standard Industrial Classification Code Number)	04-3505021 (I.R.S. Employer Identification Number)

10 Milk Street
Boston, MA 02108
(617) 695-7300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Carl S. Rosendorf
President and Chief Executive Officer
SmartBargains, Inc.
10 Milk Street
Boston, MA 02108
(617) 695-7300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

Copies to:

Jay E. Bothwick, Esq. David A. Westenberg, Esq. Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street Boston, Massachusetts 02109 Telephone: (617) 526-6000 Telecopy: (617) 526-5000	Alan L. Jakimo, Esq. Sidley Austin Brown & Wood LLP 787 Seventh Avenue New York, New York 10019 Telephone: (212) 839-5300 Telecopy: (212) 839-5599

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

     This Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 (Commission File No. 333- 117084) is being filed solely for the purpose of filing Exhibits 10.13 and 10.15 thereto, and no changes or additions are being made hereby to the prospectus that forms a part of the Registration Statement. Accordingly, the prospectus is being omitted from this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses payable by us in connection with the offering (excluding underwriting discounts and commissions):

Nature of Expense	Amount
SEC Registration Fee	$	*
NASD Filing Fee		*
Nasdaq National Market Listing Fee		*
Accounting Fees and Expenses		*
Legal Fees and Expenses		*
Printing Expenses		*
Blue Sky Qualification Fees and Expenses		*
Transfer Agent’s Fee		*
Miscellaneous		*

Total		*

     The amounts set forth above, except for the Securities and Exchange Commission, National Association of Securities Dealers, Inc. and Nasdaq National Market fees, are in each case estimated.

*	To be completed by amendment.

Item 14. Indemnification of Directors and Officers

     Article SEVENTH of our Restated Certificate of Incorporation, as amended to date (the “Charter”) eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the Delaware General Corporation Law and provides that no director of our company shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law statute prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

     Article EIGHTH of our Charter provides that each of our directors and officers (a) shall be indemnified by us against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of us) threatened or brought against him by virtue of the fact that he is, or has agreed to serve as, a director or officer of our company or is serving in the position of director, officer, partner, employee or trustee of another corporation, partnership, joint venture trust or other enterprise on our behalf, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by us against all expenses (including attorneys’ fees) and amounts paid in settlement incurred in connection with any action by or in the right of us brought against him by virtue of the fact that he is, or has agreed to serve as, a director or officer of our company or is serving in the position of director, officer, partner, employee or trustee of another corporation, partnership, joint venture trust or other enterprise on our behalf, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by us against all expenses (including attorneys’ fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Indemnification is required to be made unless we determine that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by us that the director or officer did not meet the applicable standard of conduct required for indemnification or if we fail to make an indemnification payment within 30 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give us notice of the action for which indemnity is sought and we have the right to participate in such action or assume the defense thereof.

     Article EIGHTH of our Charter further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law statute is amended, we must continue to indemnify our directors and officers with respect to any action that arose prior to the amendment, to the same extent that the director or officer would have been indemnified prior to the amendment.

     Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person has no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

     We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

     In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), against certain liabilities.

     At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Charter. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

     Set forth below is information regarding shares of common stock and preferred stock issued, and options and restricted stock awards granted, by the Registrant within the past three years. Also included is the consideration, if any, received by the Registrant for such shares, and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission under which exemption from registration was claimed. Certain of the transactions described below involved directors, officers and five percent stockholders of the Registrant. See “Related Party Transactions.”

     (a) Issuance of Capital Stock

     1. On April 17, 2002, the Registrant issued and sold to investors an aggregate of 4,400,325 shares of its Series B Convertible Preferred Stock at a price per share of $1.13628. These investors consisted of Gordon Brothers Group, LLC, Innovative Promotions, LLC, Highland Capital Partners V, Limited Partnership, Highland Capital Partners V-B, Limited Partnership, Highland Entrepreneurs’ Fund V, Limited Partnership, General Catalyst Group,

LLC, America Online, Inc., Berkshire Fund V, Limited Partnership, Berkshire Investors LLC, Dorset Capital, L.P., Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P., J. Jeffrey Nixon and RB Investment Partners II, LLC.

     2. In July and September 2002 and September 2003, the Registrant issued and sold to investors an aggregate of 15,833,329 shares of its Series C Convertible Preferred Stock at a price per share of $1.20 and warrants to purchase 3,958,328 shares of its Series C Convertible Preferred Stock at an exercise price per share of $1.20. On July 26, 2002, the Registrant issued an aggregate of 7,500,000 shares and warrants to purchase 1,875,000 shares of its Series C Convertible Preferred Stock to the following investors: Maveron Equity Partners 2000, L.P., Maveron Equity Partners 2000-B, L.P. and MEP 2000 Associates, LLC. On September 27, 2002, the Registrant issued an aggregate of 4,166,667 shares and warrants to purchase 1,041,667 shares of its Series C Convertible Preferred Stock to the following investors: Highland Capital Partners, V Limited Partnership, Highland Capital Partners V-B, Limited Partnership, Highland Entrepreneurs’ Fund V, Limited Partnership, General Catalyst Group, LLC, Innovative Promotions, LLC, Gordon Brothers Group, LLC, Monitor Clipper Equity Partners, L.P. and Monitor Clipper Equity Partners (Foreign), L.P. On September 17 and 22, 2003, the Registrant issued an aggregate of 4,166,662 shares and warrants to purchase 1,041,662 shares of Series C Convertible Preferred Stock to the following investors: Dorset Capital, LP, General Catalyst Group, LLC, Gordon Brothers Group, LLC, Highland Capital Partners V, Limited Partnership, Highland Capital Partners V-B, Limited Partnership, Highland Entrepreneurs’ Fund V, Limited Partnership, Innovative Promotions, LLC and America Online, Inc.

     No underwriters were involved in the foregoing sales of securities. The securities described in this paragraph (a) of Item 15 were issued to these individuals and entities in reliance upon exemptions from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering, to the extent an exemption from such registration was required. All purchasers of shares of our preferred stock described above represented to us in connection with their purchase that they were accredited investors and were acquiring the shares for investment and not distribution, that they could bear the risks of the investment and could hold the securities for an indefinite period of time. The purchasers received written disclosures that the securities had not been registered under the Securities Act and that any resale must be made pursuant to a registration or an available exemption from registration.

     (b) Stock Option and Restricted Stock Grants

     1. From inception to May 1, 2004, the Registrant has issued an aggregate of (i) 741,096 shares of common stock to thirty individuals pursuant to the exercise of stock options; and (ii) 1,365,000 shares of common stock to five individuals pursuant to the issuance of restricted stock grants.

     2. The Registrant’s 2000 Employee, Director and Consultant Stock Option Plan was adopted by the board of directors and approved by the stockholders of the Registrant in March 2000. As of May 1, 2004, (i) options to purchase 741,096 shares of common stock had been exercised for an aggregate consideration of $235,890, and options to purchase 11,416,213 shares of common stock, at a weighted average exercise price of $0.55 per share, were outstanding under the plan; and (ii) 1,365,000 shares of restricted common stock had been issued at a weighted average price of $0.16 per share. As of May 1, 2004, we had repurchased 400,000 shares of restricted common stock from a former employee at cost.

     3. The Registrant’s 2004 Stock Incentive Plan was adopted by the board of directors and approved by the stockholders of the Registrant on                , 2004. No options or other awards have been granted or issued under the plan.

     4. The Registrant’s 2004 Employee Stock Purchase Plan was adopted by the board of directors and approved by the stockholders of the Registrant on         , 2004. No options or other awards have been granted or issued under the plan.

     The issuance of stock options and the common stock issuable upon the exercise of stock options as described in this paragraph (b) of Item 15 were issued pursuant to written compensatory plans or arrangements with the Registrant’s employees, directors and consultants, in reliance on the exemption provided by Rule 701 promulgated under the Securities Act, as well as Section 4(2) of the Securities Act. All recipients either received adequate information about us or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules

     See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Commonwealth of Massachusetts, on July 28, 2004.

SMARTBARGAINS, INC.
By:	/s/ Carl S. Rosendorf
Carl S. Rosendorf
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Carl S. Rosendorf Carl S. Rosendorf	President and Chief Executive Officer (Principal Executive Officer)	July 28, 2004

/s/ Stephen M. Joseph Stephen M. Joseph	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	July 28, 2004

* Michael G. Frieze	Director	July 28, 2004

* James G. Held	Director	July 28, 2004

* Robert S. Keane	Director	July 28, 2004

* Debra A. Somberg	Director	July 28, 2004

* Norman S. Matthews	Director	July 28, 2004

*By: /s/ Stephen M. Joseph

Stephen M. Joseph Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
*1.1	Form of Underwriting Agreement

**3.1	Restated Certificate of Incorporation of the Registrant

*3.2	Certificate of Amendment to Restated Certificate of Incorporation of the Registrant

*3.3	Form of Restated Certificate of Incorporation of the Registrant, to become effective prior to the closing of this offering

**3.4	Amended and Restated Bylaws of the Registrant

*3.5	Form of Amended and Restated Bylaws of the Registrant, to become effective prior to the closing of this offering

*4.1	Specimen certificate for shares of the Registrant’s Common Stock

*5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Registrant, regarding the legality of the shares of common stock

**10.1	Amended and Restated 2000 Employee, Director and Consultant Stock Option Plan, as amended, and forms of option agreements

*10.2	2004 Stock Incentive Plan, and forms of option agreements

*10.3	2004 Employee Stock Purchase Plan

**10.4	Second Amended and Restated Shareholders’ Agreement dated as of September 16, 2003

**10.5	Employment Agreement with Carl S. Rosendorf dated as of June 4, 2001

**10.6	Stock Purchase and Restriction Agreement with Carl S. Rosendorf dated as June 4, 2001

**10.7	Secured Promissory Note of Carl S. Rosendorf dated as of June 4, 2001

**10.8	Employment Offer Letter with Steven D. Goldsmith dated August 15, 2003

**10.9	Employment Offer Letter with Stephen M. Joseph dated November 4, 2002

**10.10	Employment Offer Letter with Steven S. Nezer dated January 9, 2004

**10.11	Sublease Agreement with Color Kinetics, Incorporated dated as of September 24, 2002

**10.12	Loan and Security Agreement between SmartBargains, Inc. and Comerica Bank dated December 20, 2002, as amended

+10.13	Master Services Agreement with UPS Supply Chain Solutions, Inc. effective as of January 27, 2004

**+10.14	Teleservices Agreement with Market Central, Inc. dated as of May 1, 2004

+10.15	Interactive Services Agreement with America Online, Inc. dated September 12, 2003

**21.1	List of Subsidiaries of SmartBargains, Inc.

**23.1	Consent of PricewaterhouseCoopers LLP

*23.2	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (included in Exhibit 5.1)

**24.1	Power of Attorney

*	To be filed by amendment to this registration statement.

**	Previously filed.

+	Confidential treatment requested as to certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act. Such portions have been omitted and filed separately with the Securities and Exchange Commission.